As filed with the Securities and Exchange Commission on August 30, 2018

Registration No. 333-213494

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SteadyMed Ltd.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

SteadyMed Ltd.
5 Oppenheimer Street
Rehovot 7670105, Israel
(Address of principal executive offices, including zip code)

Jonathan Rigby
President and Chief Executive Officer
SteadyMed Therapeutics, Inc.
2603 Camino Ramon, Suite 350
San Ramon, California 94583
(925) 272-4999

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John Hess
Associate General Counsel
United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910
(301) 608-9292

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-3 (Reg. No. 333-213494) (the “Registration Statement”) of SteadyMed Ltd. (the “Registrant”) originally filed on September 2, 2016, registering the resale of 13,108,032 of the Registrant’s ordinary shares by certain holders of the shares.  Pursuant to the terms of the Agreement and Plan of Merger, dated April 29, 2018, by and among the Registrant, United Therapeutics Corporation, a Delaware corporation (“Parent”), and Daniel 24043 Acquisition Corp. Ltd., a company organized under the laws of the State of Israel (“Merger Sub”), the Registrant merged with and into Merger Sub on August 30, 2018 (the “Merger”), with the Registrant continuing as the surviving entity and a wholly-owned subsidiary of Parent. As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement and in accordance with an undertaking made by the Registrant in the Registration Statement, the Registrant hereby removes and withdraws from registration any and all of its securities registered under the Registration Statement which were unsold at the effective time of the Merger.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on this 30th day of August, 2018.

SteadyMed Ltd.

By:	/s/ Jonathan M. N. Rigby
Jonathan M. N. Rigby
President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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